WATERSTONE MORTGAGE CORPORATION
EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") by and between WATERSTONE MORTGAGE CORPORATION (the "Company") and ERIC J. EGENHOEFER ("Executive") is hereby entered into on December 17, 2014.  This Agreement hereby supersedes any other employment agreements or understandings; written or oral, between the Company and Executive.

R E C I T A L S

The following statements are true and correct:

As of the date of this Agreement, the Company is engaged primarily in the highly competitive mortgage broker/banker industry.

The Company desires to maintain Executive as the President and Chief Executive Officer of the Company and Executive desires to accept such employment.

Executive is employed hereunder by the Company in a confidential relationship wherein Executive, in the course of his employment with the Company, has and will continue to become familiar with and aware of information as to the Company's customers, specific manner of doing business, including the processes and techniques utilized by the Company, and future plans with respect thereto, all of which has been and will be established and maintained at great expense to the Company; this information is a trade secret and constitutes the valuable good will of the Company.  In consideration for the rights granted under this Agreement, Executive agrees to the confidentiality and non-competition provisions contained in the Agreement.

Therefore, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

A G R E E M E N T S

1.            Employment and Duties.

(a)            During the term of Executive's employment hereunder, Executive agrees to serve as the President and Chief Executive Officer of the Company. Executive shall perform administrative and management services for the Company which are customarily performed by persons in a similar executive officer capacity. Executive shall be responsible for the overall management of the Company and shall be responsible for establishing the business objectives, policies and strategic plan of the Company. Executive shall also be responsible for providing leadership and direction to all departments or divisions of the Company, and shall be the primary contact between the Board of Directors and the staff of the Company. During said period, Executive also agrees to serve as a director of the Company if so elected.   Executive's principal place of employment shall be at the Company's principal executive offices. The Bank shall provide Executive, at his principal place of employment, with support services and facilities suitable to his position with the Company and necessary or appropriate in connection with the performance of his duties under this Agreement.

(b)            Executive shall faithfully adhere to, execute and fulfill all policies established by the Company and its Board of Directors.

(c)            Executive shall not, during the Term of his employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if the Company determines that such activity interferes or creates a conflict of interest with Executive's duties and responsibilities hereunder.  However, the foregoing limitations shall not be construed as prohibiting Executive from making personal investments in such form or manner as will not require his services in the operation or affairs of the companies or enterprises in which such investments are made.

2.            Compensation.  For all services rendered by Executive, the Company shall compensate Executive as follows:

(a)            Base Salary.  Effective January 1, 2015 (the "Effective Date"), the base salary payable to Executive shall be Three Hundred Thousand Dollars ($300,000.00) per year (the "Base Salary"), payable on a regular basis in accordance with the Company's standard payroll procedures.  During the term of this Agreement, Executive's Base Salary shall be reviewed at least annually by December 31st of each year.  Such review shall be conducted by the Compensation Committee of Waterstone Financial, Inc., with the assistance of the Chairman of the Company's Board of Directors.  The Compensation Committee may increase, but not decrease, Executive's Base Salary at any time, except for a decrease not in excess of any decrease generally applicable to all officers of the Company.  Any increase (or decrease) in Base Salary shall become the "Base Salary" for purposes of this Agreement.

(b)            Bonus Compensation.  In addition to Base Salary, Executive shall be entitled to annual bonus compensation (the "Bonus"), payable on or before December 31 of each year that this agreement is in effect.  The Bonus shall be equal to 5% of the sum of the Company's pre-tax income less:  (a) a preferred return paid to WaterStone Bank SSB (the Company's sole shareholder) equal to 20% of the Company's annual average equity for the year in which the bonus compensation is to be paid; (b) less a per file underwriting fee of $25.00 for each loan originated by the Company and sold to WaterStone Bank SSB; (c) less a fee of $7.50 for each wire transfer made by WaterStone Bank SSB to the Company for purposes of funding a mortgage loan originated by the Company; and (d) less the expense of bonus compensation paid or to be paid Company officers in or the for the year in which the Bonus is earned.  Executive shall not be paid a Bonus in any year in which the Company and/or WaterStone Bank SSB become subject to or is/are subject to any regulatory enforcement order caused by or contributed to by the operations of the Company.  Not more than annually, the Compensation Committee of Waterstone Financial, Inc., may, in its discretion, make such adjustments to the Bonus formula set forth above that the Compensation Committee deems necessary to better align the Bonus formula with the Company's strategic objectives, provided, however, any such adjustment shall not impact any current year's bonus and shall only become effective beginning on the succeeding January 1.

(c)            Benefits and Other Compensation.  During the term of this Agreement, Executive shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

(1)            An automobile allowance of $500.00 per month.

(2)	Reimbursement for all necessary business travel and other out-of-pocket expenses incurred by Executive in the performance of his services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement, and in a format and manner consistent with the Company's expense reporting policy.

(3)	The Company shall provide Executive with other benefits as may be deemed appropriate for Executive by the Board of Directors of the Company and participation in all other Company-wide employee benefits as available from time to time, including, but not limited to, 401(K), and other qualified and non-qualified plans maintained by the Company.

(4)	Executive shall receive four (4) weeks of vacation in each full calendar year, which shall be prorated for any partial calendar years. Executive and Company shall determine the time and intervals of his vacation. Executive is also entitled to those paid holidays that are generally available to other employees of the Company. Any unused vacation days will not be carried forward into the following year, all subject to the general provisions of the employee handbook of the Company.

3.            Non-Solicitation & Non-Competition Agreement.   In consideration of Executive's employment hereunder, the compensation to be paid to Executive hereunder, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Executive:

(a)            Executive will not, for the term set forth in Section 3(b) below, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

(1)            Canvas, solicit or accept any business from any current customer of the Company, or any customer to whom the Company has delivered a proposal during the one (1) year period prior to the termination date of Executive's employment, or any customer with whom Executive has had contact as a consequence of his employment with the Company (the "Restricted Customers").

(2)            Request, solicit or advise any of the Restricted Customers of the Company to withdraw, curtail or cancel their business with the Company.

(3)            Hire or otherwise employ any temporary, staff or other employee, consultant or other personnel of the Company under any circumstances, or induce or attempt to induce any employees, consultants or other personnel of the Company to terminate their employment or breach their agreements with the Company.

(4)            Divulge, transmit or otherwise disclose or cause to be divulged, transmitted or otherwise disclosed, or use personally, any of the confidential information regarding the Company's business affairs, including, without limitation, such matters as computer programs, research, customer lists, customer development, planning, purchasing, financing, marketing, customer relations, and other information of a similar nature not available to the public which is developed at great expense and which provides the Company with a competitive advantage in conducting its business.  This protected confidential information may be oral or written and may be that which the Executive originates as well as that which otherwise comes into his possession or knowledge.

  (5)        Own, operate, manage, join, finance, control, participate in ownership, management, operation or control of, or be paid or employed by or acquire any securities of, or otherwise become associated with or provide assistance to any Significant Competitor of the Company; provided, however, that this restriction shall not prohibit the Executive from acquiring less than 5% of the total value of the outstanding securities of any entity whose securities are publicly traded.  For purposes of this provision, the term "Significant Competitor" means any financial institution, including but not limited to, any commercial bank, savings bank, savings and loan association, credit union, mortgage brokerage or mortgage banking company which, at the time of termination of Executive's employment with the Company, or during the period of this covenant not to compete, has a home, branch or other office within a fifty (50) mile radius of any home, branch or other office of the Company or WaterStone Bank SSB existing at the time of termination of Executive's employment with the Company (the "Non-competition Territory") or has originated within the Non-competition Territory $30,000,000 or more in residential mortgage loans during any continual twelve (12) month period within twenty-four (24) months prior to Executive's termination and inclusive of the period covered by this covenant.

(b)            Time.  The restrictions set forth in Subparagraphs 3(a)(1) through 3(a)(5) shall apply to Executive for a period equal to one (1) year following termination of employment under this Agreement.

(c)            Acknowledgement.  The parties agree that the terms and conditions of the restrictive covenants set forth in this Agreement are reasonable and necessary for the protection of the Company and its confidential information and to prevent damage or loss to the Company as a result of action taken by Executive.  Executive acknowledges that the consideration provided for in this Agreement, the consideration of employment with the Company, and the consideration received under the Stock Purchase Agreement are sufficient to fully and adequately compensate Executive for agreeing to the restrictions set forth herein.

(d)            Enforcement.  Executive recognizes that irreparable injury may result to the Company and its business and property in the event of a breach by Executive of the restrictions imposed herein and agrees that if Executive shall engage in any act in violation of the provisions hereof, the Company shall be entitled, in addition to such other remedies and damages as may be available to it, to an injunction prohibiting Executive from engaging in any such act.

4.            Term; Termination; Rights on Termination.  The term of this Agreement shall begin on the Effective Date and shall continue for three (3) years (the "Initial Term"), and, unless terminated as herein provided, shall be extended at the end of each year beginning at the end of the Initial Term hereof for a period of one (1) year on the same terms and conditions contained herein unless otherwise renegotiated by the parties ("Extended Term").

(a)            Death.  The death of Executive shall immediately terminate the Agreement with no severance compensation due to Executive's estate, provided, however, Executive or Executive's estate shall be entitled to receive any unpaid Base Salary earned prior to the effective date of termination and reimbursement of expenses to which Executive is entitled under Section 2(c)(2) above.

(b)            Disability.  If, as a result of incapacity due to physical or mental illness or injury, Executive shall have been absent from his full-time duties hereunder for four (4) consecutive months, then thirty (30) days after written notice to the Executive (which notice may occur before or after the end of such four (4) month period, but which shall not be effective earlier than the last day of such four (4) month period), the Company may terminate Executive's employment hereunder provided Executive is unable to resume his full-time duties at the conclusion of such notice period.  Also, Executive may terminate his employment hereunder if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life, provided that Executive shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company's request made within thirty (30) days of the date of such written statement, Executive shall submit to an examination by a doctor selected by the Company who is reasonably acceptable to Executive or Executive's doctor and such doctor shall have concurred in the conclusion of Executive's doctor.  In the event of a termination for disability, as enumerated above, Executive shall have no right to any severance compensation, provided, however, Executive shall be entitled to receive any unpaid Base Salary earned prior to the effective date of termination and reimbursement of expenses to which Executive is entitled under Section 2(c)(2) above.

(c)            Good Cause.  The Company may terminate the Agreement upon written notice to Executive for good cause, which shall be: (1) Executive's willful, material and irreparable breach of this Agreement; (2) Executive's gross negligence in the performance or intentional nonperformance of any of Executive's material duties and responsibilities hereunder; (3) Executive's willful dishonesty, fraud or misconduct with respect to the business or affairs of the Company which materially and adversely affects the operations or reputation of the Company; (4) Executive's conviction of a felony or other crime involving moral turpitude; or (5) alcohol or illegal drug abuse by Executive.  In the event of a termination for good cause, as enumerated above, Executive shall have no right to any severance compensation, provided, however, Executive estate shall be entitled to receive any unpaid Base Salary earned prior to the effective date of termination and reimbursement of expenses to which Executive is entitled under Section 2(c)(2) above.

(d)            Termination by Executive for Good Reason.  Executive may terminate his employment hereunder for "Good Reason."  As used herein, "Good Reason" shall mean any material breach of this Agreement by the Company, including the failure, without good cause, to pay Executive on a timely basis the amounts to which he is entitled under this Agreement.

(e)            Payment through Term.  Upon Executive's termination of this Agreement for Good Reason as provided above, or in the event the Company terminates Executive's employment for any reason other than Good Cause, then Executive shall be entitled to continue to receive Executive's Base Salary through the Initial Term of this Agreement, or if such termination occurs during an Extended Term, then such payments shall continue through the Extended Term.  All other rights and obligations of the Company and Executive under this Agreement shall cease as of the effective date of termination, except that the Company's obligations under paragraph 12 herein and Executive's obligations under paragraphs 3, 5, 6, 7 and 12 herein shall survive such termination in accordance with their terms.

5.            Release.  Any payments or benefits under Section 4(e) shall be contingent on Executive's execution and non-revocation of a release (the "Release"), satisfactory to the Company, WaterStone Bank SSB and any affiliates, of all claims that Executive or any of Executive's affiliates or beneficiaries may have against the the Company, the Bank or any affiliate, and their officers, directors, successors and assigns, releasing said entities and persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to Executive's employment relationship, including claims under the Age Discrimination in Employment Act ("ADEA"), but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement.  In order to comply with the requirements of Section 409A of the Internal Revenue Code and the ADEA, the Release must be provided to Executive no later than the date of his Separation from Service and Executive must execute the Release within twentyone (21) days after the date of termination without subsequent revocation by Executive within seven (7) days after execution of the release.

6.            Return of Company Property.  All records, designs, technical authoring, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Executive by or on behalf of the Company, vendors or customers which pertain to the business of the Company shall be and remain the property of the Company, and be subject at all times to their discretion and control.  Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company  which is collected by Executive shall be delivered promptly to the Company without request by it upon termination of Executive's employment.

7.            Trade Secrets.  Executive agrees that he will not, during or after the term of this Agreement with the Company, disclose the specific terms of the Company's relationships or agreements with their respective significant vendors or customers or any other significant and material trade secret of the Company, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

8.            No Prior Agreements.  Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity.  Further, Executive agrees to indemnify the Company for any claim, including, but not limited to, attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any non-competition agreement, invention or secrecy agreement between Executive and such third party which was in existence as of the date of this Agreement.

9.            Assignment; Binding Effect.  Executive understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills.  Executive agrees, therefore, he cannot assign all or any portion of his performance under this Agreement.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

10.            Complete Agreement.  This Agreement is not a promise of future employment.  Executive has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement.  This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements.  This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

11.            Notice.  Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:	WATERSTONE MORTGAGE CORPORATION
N25 W23225 Paul Road
Pewaukee, Wisconsin 53072
Attn: Douglas S. Gordon, Director

To Executive:	Eric J. Egenhoefer
1152 Mary Hill Circle
Hartland, WI 53029

12.            Severability; Headings.  If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.  The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

13.            Arbitration.  Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted in accordance with the rules of the American Arbitration Association then in effect.  The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party.  A decision by a majority of the arbitration panel shall be final and binding.  Judgment may be entered on the arbitrators' award in any court having jurisdiction.  The arbitration proceeding shall be held in the city where the Company is located.

14.            Governing Law.  This Agreement shall in all respects be construed according to the laws of the State of Wisconsin.

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IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed as of the date first above written.

WATERSTONE MORTGGAGE CORPORATION
Attest: /s/ William F. Bruss	By: /s/ Douglas S. Gordon
Assistant Secretary	Douglas S. Gordon
Chairman of the Board of Directors

WATERSTONE BANK SSB (WaterStone Bank SSB is executing this agreement for the purpose of acknowledging its obligations hereunder)
Attest: /s/ William F. Bruss	By: /s/ Douglas S. Gordon
Secretary	Douglas S. Gordon
President and CEO

WATERSTONE FINANCIAL, INC. (WaterStone Financial, Inc. is executing this agreement for the purpose of acknowledging its obligations hereunder)
Attest: /s/ William F. Bruss	By: /s/ Douglas S. Gordon
Secretary	Douglas S. Gordon
President and CEO

EXECUTIVE
Attest: /s/ William F. Bruss	By: /s/ Eric J. Egenhoefer
Assistant Secretary	Eric J. Egenhoefer